FIRST AMENDMENT

This FIRST AMENDMENT, dated as of June 20, 2007 (this “First Amendment”), to the Agreement dated as of December 21, 2005 (the “Agreement”) among Viacom Inc. (formerly known as New Viacom Corp.), a Delaware corporation (the “Company”), NAIRI, Inc., a Delaware corporation (“NAIRI”), and National Amusements, Inc., a Maryland corporation (“NAI” and, together with NAIRI and the direct and indirect wholly owned subsidiaries of NAIRI and NAI, “Seller”). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto entered into the Agreement to provide for the participation by NAIRI and NAI in the Company’s stock purchase program as set forth in the Agreement;

WHEREAS, on May 29, 2007, the board of directors of the Company authorized a new $4 billion stock purchase program for the Company which, upon completion of the Company’s existing $3 billion stock purchase program, will operate according to the same terms that govern the $3 billion stock purchase program; and

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter provided.

NOW, THEREFORE, the Company, NAIRI and NAI intending to be bound legally, each agree as follows:

Section 1. The following definition set forth in Section 1.1(a) of the Agreement is hereby amended to read in its entirety as follows:

“Program” means, (i) the stock purchase program approved on December 8, 2005 and ratified on January 26, 2006 authorizing the Company to purchase from time to time Shares up to a maximum aggregate amount of $3 billion and (ii) upon the completion of the program referenced in the foregoing clause (i), the stock purchase program approved on May 29, 2007 authorizing the Company to purchase from time to time Shares up to a maximum aggregate amount of $4 billion.

Section 2. Section 7.1(g) of the Agreement shall not apply to the completion of the Company’s existing $3 billion stock purchase program as contemplated by the definition of “Program” (as amended hereby).

Section 3. This First Amendment shall be deemed part of the Agreement for any and all purposes, effective as of the date first above written. The Agreement is amended only by the express provisions of this First Amendment, and shall otherwise remain in full force and effect.

Section 4. This First Amendment shall be governed by and construed in accordance with the law of the State of New York (without regard to principles of conflicts of laws).

Section 5. This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

VIACOM INC.

By:	/s/ Thomas E. Dooley
	Name:	Thomas E. Dooley
	Title:	Sr Exec. VP, Chief Administrative Officer and CFO

NAIRI, INC.

By:	/s/ Sumner M. Redstone
	Name:	Sumner M. Redstone
	Title:	Chairman and President

NATIONAL AMUSEMENTS, INC.

By:	/s/ Sumner M. Redstone
	Name:	Sumner M. Redstone
	Title:	Chairman and CEO